CONFORMED COPY

                              EMPLOYMENT AGREEMENT

                      (As Amended through Amendment No. 2)


DATED:             August 27, 1991

BETWEEN:           FRED MEYER STORES, INC.
                   3800 SE 22nd Avenue
                   Portland, OR  97202                              "Company"

AND:               ROBERT G. MILLER
                   0305 SW Montgomery # F508
                   Portland, OR  97201                              "Employee"

                   The parties agree as follows:

     1. General.

          This Agreement sets forth the terms upon which Employee shall be employed by the Company. Notwithstanding the foregoing, the Company may terminate the Employee's employment at any time, and Employee's employment hereunder will be considered "at will," subject to the Company's providing the benefits hereinafter specified in accordance with the terms hereof.

     2. Employment.

          Employee shall be employed by Company on a full-time basis to perform duties as Chief Executive Officer and Chairman of the Board of the Company.

     3. Compensation and Disability Benefits.

          3.1 Salary. For services performed during the term of Employee's employment with the Company, the Company shall pay Employee an annual salary (prorated for any portion of a year), payable in equal periodic installments not less than monthly, of

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$500,000, subject to annual review by the Compensation Committee of the Board of
Directors of the Company.

          3.2 Bonus. Employee will be eligible to participate in the Company's bonus plan on the same basis as other executives. Employee's bonuses for the Company's 1994 fiscal year and for fiscal years thereafter will be up to 100 percent of his annual salary, to be determined upon the achievement of financial objectives approved in advance by the Company's Board of Directors.

          3.3 Insurance/Profit Sharing. Employee shall be entitled to participate as an executive officer in all existing Company insurance, profit sharing and other benefit plans in which executive officers may participate, including the Company's Excess Deferral Plan, on the same basis as other executive officers of the Company.

          3.4 Long Term Disability Benefits. The Company will provide to Employee the long term disability benefits described in Appendix A to this Agreement. This benefit is in addition to benefits under any group plan purchased by the Employee. In the event of Total Disability as defined in Appendix A, Employee's salary provided for in Paragraph 3.1, above, will be continued during the elimination period.

          3.5 Retiree Medical Benefits. After termination of Employee's employment for any reason after reaching age 55, the Company will pay Employee or his present spouse if she survives him, as applicable, a medical supplement to the extent determined as follows:

               (a) The supplement shall compensate for the premium value to Employee of medical coverage comparable to that provided under the Company's program applicable to retirees

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          generally (the Fred Meyer Plan) during any period in which the following applies:

                    (1) Neither Employee nor his surviving spouse is eligible
               for coverage under the Fred Meyer Plan.

                    (2) Neither employee nor his surviving spouse is eligible
               under a plan of a successor employer for medical benefits that are reasonably comparable to benefits under the Fred Meyer Plan.

                    (3) Employee is at least 55 years old.

               (b) The supplement shall not exceed the smallest of the following amounts, as applicable, reduced by the employee cost applicable at the time under the Fred Meyer Plan (references to Employee shall include his present spouse):

                    (1) The cost of COBRA continuation coverage available from the Company that Employee could have received by timely election.

                    (2) The cost to Employee for coverage if Employee had timely exercised all available conversion rights under the Company's medical program for active employees.

                    (3) The cost to Employee of the

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               coverage actually in effect for Employee from time to time to the extent the coverage is reasonably comparable to coverage under the Fred Meyer Plan at the time.

               (c) The supplement shall be paid only with respect to benefits Employee would have received under the Fred Meyer Plan if Employee had terminated when eligible under that Plan.

               (d) The supplement shall be paid in cash to Employee or his surviving spouse or, at the Company's election, by direct payment of the appropriate portion of the cost of coverage. The amount paid shall constitute compensation income to Employee or his surviving spouse, shall be reported on IRS form W-2 and any applicable state form, and shall be subject to all applicable state and federal withholding as non-qualified deferred compensation.

     4. Severance.

          4.1 In the event Employee is terminated by the Company for any reason other than for "cause," death or permanent disability, employee shall be entitled to payment of two years of compensation at Employees last determined salary (payable on the Company's normal payroll dates and without interest).

          4.2 "Cause" is defined for the purposes of this Agreement as (a) embezzlement or fraud against the Company; (b) conviction of a felony which in the judgment of the Board of Directors of the Company adversely affects the business or

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reputation of the Company; (c) conduct in wanton and knowing disregard of corporate policy; or (d) willful and continuous failure, in the judgment of the Board of Directors, to perform substantially the reasonably assigned duties with the Company after written notice and reasonable opportunity to perform.

     5. Pension and Benefits.

          5.1 Normal Retirement Benefit. Employee's normal retirement benefit shall be a pension starting at the end of the first month after age 62 and continuing for Employee's life equal to $25,000 per month. The benefit shall be reduced by 5 percent for each year by which Employee's total completed years of employment is less than 14, as shown on the following Schedule:

                                 Accrued Benefit

Completed Years                 Employment                  Pension Amount
 of Employment                  Year End                    per month at 62

      6                           8/31/97                       16,586
      7                           8/31/98                       17,458
      8                           8/31/99                       18,377
      9                           8/31/00                       19,344
     10                           8/31/01                       20,363
     11                           8/31/02                       21,434
     12                           8/31/03                       22,562
     13                           8/31/04                       23,750
     14                           8/31/05                       25,000

          5.2 Early Retirement Benefit. If employment is terminated by Employee or Company for any reason before normal retirement date, Employee may elect to receive the accrued normal retirement benefit starting at the end of the month after age 55. If benefits start before the end of the first month after age 62, the amount from the Schedule in 5.1 shall be reduced 5/12 of one percent for each month by which the benefit starts early.

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          5.3 Spouse's Death Benefit. If Employee dies leaving a surviving spouse to whom he is now married, the spouse shall receive a monthly pension for her life as follows:

               (a) If Employee had retired and was receiving benefits or dies during the first month for which benefits were to be paid, one half of Employee's monthly benefit shall continue to the spouse.

               (b) If (a) does not apply, the spouse may elect to start a benefit as of the end of any month after the later of the date of death or the date Employee would have reached age 55. The benefit shall be one half of the amount Employee would have received if he had terminated just before death and elected to start benefits at the date benefits start to the spouse.

          5.4 Additional Benefit. Retirement and Spouse's death benefit under
5.1 through 5.3 shall be in addition to and shall not reduce or be reduced by any benefits under the Supplemental Income Plan, the Excess Deferral Plan, the Profit Sharing Plan or any other plan maintained by the Company or an affiliate.

     6. Miscellaneous Benefits.

          6.1 Club Membership. The Company shall pay the cost of one club membership for Employee during the terms of Employee's employment with the Company.

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          6.2 Automobile. The Company will provide an automobile for Employee's use while he is employed by the Company. The Company will also pay all operating expenses associated with the automobile.

          6.3 Vacation. Employee will be entitled to five weeks of vacation annually.

          6.4 Medical Expenses. Beginning on the date Employee commences employment with the Company, the Company will provide reimbursement for medical expenses of Employee and his dependents under the Company's medical reimbursement plan, without any waiting or qualification period and without exclusions for any existing conditions.

     7. Successors and Assigns; Entire Agreement.

          7.1 The rights and benefits of Employee under this Agreement are personal to him and, except as may be set forth herein, may not be transferred or assigned voluntarily or involuntarily.

          7.2 This Agreement shall be binding on the Company, its successors and assigns, including any person acquiring control of the Company's business and operations.

          7.3 This Agreement contains the entire agreement and understanding by and between the Employee and the Company with respect to the employment of Employee and the payments provided for in this Agreement shall be in lieu of any other claims of Employee relating to his employment or benefits, including claims relating to termination of employment.

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     8. Applicable Law.

          This Agreement shall be construed in accordance with the laws of the State of Oregon.

AGREEMENT DATED AUGUST 27, 1991 EXECUTED AS FOLLOWS:
----------------------------------------------------

                                   FRED MEYER, INC.


                                   By:  KENNETH THRASHER, SR. V.P.
                                      -----------------------------------------

                                   ROBERT G. MILLER
                                   --------------------------------------------
                                   Robert G. Miller

AMENDMENT NO. 1 DATED AUGUST 1, 1994 EXECUTED AS FOLLOWS:
---------------------------------------------------------

                                   FRED MEYER, INC.


                                   By: ROGER A. COOKE
                                      -----------------------------------------

                                   Executed:  July 14, 1994

                                   ROBERT G. MILLER
                                   --------------------------------------------
                                   Robert G. Miller

                                   Executed:  July 19, 1994


AMENDMENT NO. 2 DATED SEPTEMBER 9, 1997 EXECUTED AS FOLLOWS:
------------------------------------------------------------

                                   FRED MEYER STORES, INC.


                                   By: ROGER A. COOKE
                                      -----------------------------------------

                                   Executed:  December 5, 1997

                                   ROBERT G. MILLER
                                   --------------------------------------------
                                   Robert G. Miller

                                   Executed:  December 5, 1997

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                                   APPENDIX A
                             TO EMPLOYMENT AGREEMENT
                                     BETWEEN
                   FRED MEYER STORES, INC. (the "Company") and
                            ROBERT MILER ("Employee")
                          LONG TERM DISABILITY BENEFITS


     1. Definition of "Total Disability".

          "Total Disability" means the complete inability of an employee to perform any and every duty of his or her regular occupation for up to 24 months. After 24 months, the term "Total Disability" means the complete inability of an employee to perform any and every duty of any gainful occupation for which he or she is reasonably fitted by training, education, or experience, or may reasonably become qualified based on his or her training, education, or experience.

     2. Long Term Disability Benefits.

          2.1 Upon receipt of proof that Employee has suffered a Total Disability as a direct result, independent of all other causes, of an injury or illness, monthly benefits will be effective after the expiration of the elimination period, which is the period of six consecutive months of continuous Total Disability.

          2.2 The benefit in the event of Total Disability will be $4,500 per month.

          2.3 The monthly benefit will be reduced by the following:

               1. The amount available under any Worker's Compensation law or similar law.

               2. The amount of disability provided under any plan to which the Company makes contributions on behalf of the Employee.

               3. Any disability income benefits provided under an act or law.

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               4. Disability income benefits provided or available from any pension plan participated in by the Company.

               5. Social Security Disability benefits provided or available.

               6. Any salary, sick pay, or other income replacement benefits provided by the employer.

               7. Any retirement income provided or available from the Employment Agreement between the Company and Employee, or from any Company sponsored pension or retirement plan, including Social Security retirement income.

               8. Any retirement income provided or available from any prior employer of Employee.

     3. General Limitations.

          3.1 No benefits shall be paid with respect to any injury or sickness:

               1. Resulting from suicide, attempted suicide, or intentionally self-inflicted injury, while sane or insane.

               2. Resulting from war, whether declared or undeclared, or any act or hazard of war.

               3. Resulting from being engaged in an illegal occupation, commission of, or attempted commission of an assault or other illegal act, or resulting from injury caused by participation in a civil insurrection, rebellion and/or riot.

               4. Sustained while on full-time active duty in any branch of the Armed Forces of any country, except for temporary active duty assignments of note more than 90 days.

               5. Sustained while learning to operate an aircraft, operating or

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     serving as a crew member of an aircraft, while traveling or flying in any aircraft operated by or under the direction of any military authority, or while in any aircraft being used for test or experimental purposes.

               6. Resulting from or related to alcoholism, narcotism or the abuse of other controlled substances.

          3.2 Mental Illness Limitation - No benefits are provided with respect to disabilities due to neuroses, psychoneuroses, psychopathies, psychoses, and emotional diseases and disorders of any type.

     4. Notice and Proof of Claim.

          To make a claim for benefits proof of disability must be submitted to and received by the Company within 20 days after Employee suffers a Total Disability.

     5. Termination of Coverage.

          The Long Term Disability benefits provided above will only be provided if Employee is employed by the Company at the time he suffers a Total Disability.

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